EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2006 RESULTS
     DALLAS — October 19, 2006 — Capstead Mortgage Corporation (NYSE: CMO) today reported a loss from continuing operations of $1,493,000 for the quarter ended September 30, 2006 compared to income from continuing operations of $275,000 for the second quarter of 2006. After considering the payment of preferred share dividends, the results for these two periods of 2006 produced losses from continuing operations attributable to common stockholders of $0.35 and $0.25 per diluted common share, respectively. Income from continuing operations for the third quarter of 2005 was $4,147,000, or a loss of $0.05 per diluted common share, after the payment of preferred share dividends.
Third Quarter Results and Related Discussion
     Operating results for the third quarter of 2006 declined over the second quarter of 2006 reflecting lower financing spreads (the difference between yields earned on the Company’s portfolio of primarily residential adjustable-rate mortgage (“ARM”) securities and rates charged on related borrowings) as the effects of second quarter increases in the federal funds rate were reflected in third quarter borrowing rates. During the third quarter of 2006 Capstead increased its residential mortgage securities portfolio to approximately $5.2 billion with acquisitions of ARM securities totaling $810 million, more than offsetting $436 million of portfolio runoff. Increases in the portfolio during the third quarter reflect the deployment of $25 million of long-term investment capital made available from the issuance of long-term unsecured borrowings and a significant improvement in the value of the portfolio. Year-to-date portfolio additions totaled $2.1 billion while runoff totaled $1.3 billion.
     Overall portfolio yields averaged 5.04% during the third quarter of 2006, a 27 basis point improvement over the second quarter of 2006, reflecting the benefit of higher coupon interest rates on the underlying mortgage loans that reset during the period. Mortgage prepayments decreased slightly during the third quarter to an annualized runoff rate of 31% from 32% during the second quarter. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, given expectations for relatively stable short-term interest rates, overall portfolio yields are expected to improve 33 basis points to average 5.37% during the fourth quarter of 2006 and the average yield on the existing portfolio (adjusted for expected portfolio acquisitions through December 31, 2006) should approximate 5.86% by the third quarter of 2007. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates.

     Interest rates on borrowings secured by residential mortgage securities averaged 5.20% during the third quarter of 2006, an increase of 37 basis points over the second quarter of 2006. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”). Given market expectations that the Federal Reserve’s Open Market Committee (“Federal Reserve”) will not increase the federal funds rate during the fourth quarter, the Company’s borrowing rates should remain at these levels. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of quarter-end, these borrowings totaled $1.2 billion at a rate of 4.81% and an average maturity of 24 months, $30 million of which will mature during the fourth quarter of 2006.
     Commenting on current market conditions and earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “The Federal Reserve’s decision not to increase the federal funds rate at its last two meetings was encouraging and may signal the beginning of a long awaited period of more stable short-term interest rates. The cumulative effect on our borrowing costs from 17 consecutive 25 basis point increases in the federal funds rate through the June 29 Federal Reserve meeting, however, has taken its toll on our current financial results. Financing spreads on our core portfolio of ARM securities declined significantly over this two-year period of rising short-term interest rates. Provided the Federal Reserve is finished raising the federal funds rate, interest rates on our borrowings should stabilize. As a result, financing spreads and financial results are expected to improve in future quarters because the yields on our ARM portfolio should continue increasing throughout the remainder of 2006 and 2007.
     “With the markets becoming more comfortable in the belief that the Federal Reserve has ended its current tightening cycle, U.S. Treasury yields have declined considerably since June 30, 2006. Together with higher yields on our residential mortgage securities portfolio as underlying coupon interest rates reset higher, this lower rate environment contributed to an improvement of over $24 million in the value of the portfolio as of quarter-end. After considering the payment of third quarter common and preferred dividends, our book value per common share improved $0.92 during the quarter and, assuming a stable interest rate environment, should improve further in the coming quarters as portfolio yields continue to increase.
     “The Company recently privately placed another $25 million in 10-year fixed, 20-year floating unsecured borrowings through a statutory trust bringing the total increase in our long-term investment capital from issuing unsecured borrowings to $100 million during the last twelve months. Like the previous issuances, the net proceeds from this latest offering have been invested primarily in our core ARM securities portfolio as we believe the current environment in the residential mortgage securities markets represents a good opportunity to further increase this portfolio at attractive prices, especially considering the expectation of more stable short-term interest rates.
     “We remain confident our core investment strategy of maintaining a large portfolio of residential ARM securities, prudently augmented with investments in credit-sensitive commercial real estate-related assets, has put us in an excellent position to generate attractive returns for our stockholders over the longer term and we look forward to improving financial results in the future.”

Book Value per Common Share
     As of September 30, 2006, Capstead’s book value per common share was $8.16, an improvement of $0.92 since June 30, 2006 and a decline of $0.32 from December 31, 2005. The year-to-date decline was caused primarily by common and preferred dividend payments in excess of earnings offset by improvements during the third quarter in valuation of the Company’s residential mortgage securities portfolio attributable to recent declines in market interest rates and increased yields on current-reset ARM securities. Increases in fair value of the Company’s mortgage securities and similar investments (most of which are carried at fair value with changes reflected in stockholders’ equity) increased book value by $0.43 per share since year-end while preferred and common dividend payments in excess of earnings lowered book value by $0.78 per share.
     The fair value of the Company’s mortgage securities and similar investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly operating results; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans, generally will not affect book value. Additionally, changes in fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are not reflected in book value. As of September 30, 2006, unrealized gains on these longer-term borrowings totaled $1.9 million, or $0.10 per share.
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.

Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Mortgage securities and similar investments ($5.0 billion pledged under repurchase arrangements)	$5,190,790	$4,368,025
Investments in unconsolidated affiliates	20,098	9,246
Receivables and other assets	68,844	53,040
Cash and cash equivalents	4,195	33,937

	$5,283,927	$4,464,248

Liabilities
Repurchase arrangements and similar borrowings	$4,827,842	$4,023,686
Unsecured borrowings	103,095	77,321
Liabilities of discontinued operation	—	2,884
Common stock dividend payable	381	381
Accounts payable and accrued expenses	13,948	15,127

	4,945,266	4,119,399

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at September 30, 2006 and December 31, 2005 ($3,317 aggregate liquidation preference)	2,828	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2006 and December 31, 2005 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
19,043 shares issued and outstanding at September 30, 2006 and December 31, 2005	190	190
Paid-in capital	500,287	512,933
Accumulated deficit	(354,617)	(352,803)
Accumulated other comprehensive income	13,268	4,996

	338,661	344,849

	$5,283,927	$4,464,248

Book value per common share	$8.16	$8.48

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Mortgage securities and similar investments:
Interest income	$62,230	$32,826	$172,505	$91,938
Interest expense	(61,066)	(27,542)	(163,294)	(71,369)

	1,164	5,284	9,211	20,569

Other revenue (expense):
Other revenue	63	477	429	888
Interest expense on unsecured borrowings	(1,747)	(41)	(4,955)	(41)
Other operating expense	(1,627)	(1,531)	(4,876)	(4,543)

	(3,311)	(1,095)	(9,402)	(3,696)

Income (loss) before equity in earnings of unconsolidated affiliates and discontinued operation	(2,147)	4,189	(191)	16,873

Equity in earnings (losses) of unconsolidated affiliates	654	(42)	1,684	(42)

Income (loss) from continuing operations	(1,493)	4,147	1,493	16,831

Income from discontinued operation	—	468	—	1,376

Net income (loss)	$(1,493)	$4,615	$1,493	$18,207

Net income available (loss attributable) to common stockholders:
Net income (loss)	$(1,493)	$4,615	$1,493	$18,207
Less cash dividends paid on preferred stock	(5,064)	(5,064)	(15,192)	(15,192)

	$(6,557)	$(449)	$(13,699)	$3,015

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.35)	($0.05)	$(0.73)	$0.09
Income from discontinued operation	—	0.03	—	0.07

	$(0.35)	($0.02)	$(0.73)	$0.16

Cash dividends declared per share:
Common	$0.020	$0.020	$0.060	$0.300
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	September 30, 2006					December 31, 2005
					Unrealized	Unrealized
	Principal			Market	Gains	Gains
	Balance	Premiums	Basis	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale:(a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$373	$2	$375	$406	$31	$36
Current-reset ARMs(b)	2,823,199	39,069	2,862,268	2,871,954	9,686	8,135
Longer-to-reset ARMs(b)	1,392,631	20,150	1,412,781	1,413,336	555	(7,183)
Ginnie Mae:
Current-reset ARMs	819,167	2,616	821,783	824,264	2,481	3,423

	5,035,370	61,837	5,097,207	5,109,960	12,753	4,411

Non-agency Securities:
Fixed-rate	1,129	11	1,140	1,173	33	82
Current-reset ARMs	25,663	250	25,913	26,224	311	291

	26,792	261	27,053	27,397	344	373

	$5,062,162	$62,098	$5,124,260	$5,137,357	$13,097	$4,784

Mortgage securities held-to-maturity:(c)
Collateral released from structured financings:
Agency securities:
Fixed-rate	$18,106	$59	$18,165	$18,492	$327	$635
Non-agency securities:
Fixed-rate	17,935	38	17,973	18,191	218	463
Current-reset ARMs	8,336	77	8,413	8,543	130	118

	44,377	174	44,551	45,226	675	1,216
Collateral for structured financings	6,264	98	6,362	6,362	—	—

	$50,641	$272	$50,913	$51,588	$675	$1,216

(a)	Unrealized gains and losses on investments in mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income (loss).” Gains or losses are generally recognized in earnings only if sold. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis. Similarly, unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are excluded from this analysis. As of September 30, 2006 unrealized gains on these longer-term borrowings totaled $1.9 million.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of September 30, 2006, average months-to-roll for current-reset and longer-to-reset ARM securities was less than six months and 43 months, respectively. Once an ARM loan reaches its initial reset date, it will typically reset once or twice a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	Investments in mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

						Projected	Lifetime
	3rd Quarter Average (a)			As of September 30, 2006		4thQuarter	Runoff
	Basis	Yield/Cost	Runoff	Premiums	Basis (a)	Yield/Cost (b)	Assumptions

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$19,456	6.32%	28%	$61	$18,540	6.41%	38%
ARMs	3,993,002	5.04	31	59,219	4,275,049	5.41	31
Ginnie Mae ARMs	855,067	4.90	31	2,616	821,783	5.04	29

	4,867,525	5.02	31	61,896	5,115,372	5.35	31

Non-agency securities:
Fixed-rate	20,648	6.43	34	49	19,113	6.89	37
ARMs	35,717	6.29	22	327	34,326	6.59	38

	56,365	6.34	27	376	53,439	6.70	38
Commercial loans	1,438	18.00	—	—	2,520	18.00	—
Collateral for structured financings	6,464	7.75	13	98	6,362	7.75	30

	4,931,792	5.04	31	$62,370	5,177,693	5.37	31

Related borrowings:
30-day LIBOR	3,595,026	5.33			3,649,583	5.31
> 30-day LIBOR	994,008	4.71			1,171,897	4.83
Structured financings	6,464	7.75			6,362	7.75

	4,595,498	5.20			4,827,842	5.20

Capital employed/ financing spread	$336,294	(0.16)			$349,851	0.17

Return on assets(c)		0.09				0.39

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected portfolio acquisitions over the next three months and runoff expectations over the next twelve months, as of the date of this press release. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, which can fluctuate from projections based on changes to the underlying indexes, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days based on 30-day London Interbank offered Rate (“LIBOR”) reflect no changes in the federal funds rate during the forecast period. Projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected portfolio acquisitions through December 31, 2006 only), are as follows:

	Ending	Portfolio Averages
	Federal		Borrowing	Financing	Runoff
	Funds Rates	Yields	Rates	Spreads *	Rates

Fourth Quarter 2006	5.25%	5.37%	5.20%	0.17%	28%
First Quarter 2007	5.25	5.60	5.20	0.40	27
Second Quarter 2007	5.25	5.69	5.21	0.48	30
Third Quarter 2007	5.25	5.86	5.21	0.65	31
* Financing spreads do not take into account earnings on capital supporting this portfolio.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.